December 1 2011

Hello Fellow Board Members,

I hereby would like to formally submit my resignation of the board of Digitiliti. My own personal venture is at a very critical juncture right now and it needs my full and undivided attention in order to survive and thrive.

Digitiliti is now positioned well for success and I believe the best days for Digitiliti are ahead.

It has been a pleasure to work with all of you, albeit with some very briefly.

Thank you all

Sincerely,

Kedar